XPEL Reports Revenue Growth of 14.8% in First Quarter 2020

San Antonio, TX – May 14, 2020 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, announced results for the first quarter ended March 31, 2020.
First Quarter 2020 Highlights:
•Revenues increased 14.8% to $28.4 million compared to first quarter 2019
•Gross margin improved to 36.3% compared to 33.0% in the same quarter of 2019
XPEL reported net income of $1.6 million or $.06 per share. The Company incurred approximately $0.4 million in foreign currency exchange losses resulting from currency fluctuations late in the quarter in response to the spread of COVID-19. Additionally, the Company incurred approximately $0.5 million in net costs related to its annual XPEL Dealer Conference held in the first quarter this year but held in the second quarter last year. Normalizing for these two items, net income would have been $2.3 million or $0.08 per share.
The Company posted strong revenue growth in most of its regions, with global revenue growth of 30% excluding China which was down 55% from the prior year due to impact of COVID-19. XPEL has seen a substantial rebound in China during the second quarter and expects significant year-over-year growth for the China region in the second quarter.

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We experienced the impact of COVID-19 early in the first quarter with our large China business. We have taken aggressive steps to safeguard our team while managing through the crisis as it now impacts our other regions. We have seen a rebound in our China business, and we remain optimistic that we will see continued recovery in other regions coming out of the peak COVID-19 impact. Early signs thus far have been encouraging.”

For the Quarter Ended March 31, 2020:
Revenues. Revenues increased approximately $3.7 million or 14.8% to $28.4 million as compared to $24.7 million in the prior year.

Gross Margin. Gross margin improved to 36.3% compared to 33.0% in the first quarter of 2019.
Expenses. Operating expenses increased to $7.8 million or 27.5% of sales as compared to $5.7 million or 23.0% of sales in the prior year period. The increase was primarily due to $0.7 million in expenses associated with the Company’s annual dealer conference. The 2019 dealer conference took place in the second quarter.

Foreign Currency Exchange. Foreign Currency Exchange loss increased to $0.4 million in the first quarter compared to $0.02 million in the first quarter last year.

Net income. Net income was $1.6 million, or $0.06 per basic and diluted share versus net income of $1.9 million, or $0.07 per basic and diluted share in the first quarter of 2019.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $2.6 million, or 9.1% of sales, as compared to $2.8 million in the prior year1.

1 See reconciliation of non-GAAP financial measures below

As of March 31, 2020, XPEL had cash and cash equivalents of $14.8 million compared to $11.5 million at December 31, 2019.

Conference Call Information

The Company will host a conference call and webcast today, Thursday, May 14, 2020 at 11:00 a.m. Eastern Time to discuss the Company’s results for the first quarter of 2020.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (877) 407-8033 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8033.

A replay of the teleconference will be available until June 14, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 34686.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and commercial/residential window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

XPEL Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue
Product revenue	$ 23,749,917	$ 21,054,723
Service revenue	4,638,546	3,670,723
Total revenue	28,388,463	24,725,446

Cost of Sales
Cost of product sales	16,761,413	15,688,033
Cost of service	1,330,162	887,333
Total cost of sales	18,091,575	16,575,366
Gross Margin	10,296,888	8,150,080

Operating Expenses
Sales and marketing	2,743,249	1,599,106
General and administrative	5,069,771	4,077,951
Total operating expenses	7,813,020	5,677,057

Operating Income	2,483,868	2,473,023

Interest expense	30,558	28,706
Foreign currency exchange loss	415,577	18,426

Income before income taxes	2,037,733	2,425,891
Income tax expense	426,379	565,888
Net income	1,611,354	1,860,003
Income attributed to non-controlling interest	-	1,416
Net income attributable to stockholders of the Company	$ 1,611,354	$ 1,858,587

Earnings per share attributable stockholders of the Company
Basic and diluted	$ 0.06	$ 0.07
Weighted Average Number of Common Shares
Basic and diluted	27,612,597	27,612,597

XPEL Inc.
Consolidated Balance Sheets

	(Unaudited)	(Audited)
	March 31, 2020	December 31, 2020
Assets
Current
Cash and cash equivalents	$ 14,787,745	$ 11,500,973
Accounts receivable, net	7,307,475	7,154,084
Inventory, net	18,791,816	15,141,153
Prepaid expenses and other current assets	2,369,901	2,391,340
Income tax receivable	—	93,150
Total current assets	43,256,937	36,280,700
Property and equipment, net	4,544,185	4,014,653
Right-of-Use lease assets	5,507,396	5,079,110
Intangible assets, net	4,638,902	3,820,460
Other assets	346,666	—
Goodwill	3,396,712	2,406,512
Total assets	$ 61,690,798	$ 51,601,435
Liabilities
Current
Current portion of notes payable	$ 699,568	$ 462,226
Current portion lease liabilities	1,332,472	1,126,701
Accounts payable and accrued liabilities	12,431,320	10,197,353
Income tax payable	321,263	—
Total current liabilities	14,784,623	11,786,280
Revolving line of credit	6,000,000	—
Deferred tax liability, net	846,768	604,715
Non-current portion of lease liabilities	4,224,690	4,009,949
Non-current portion of notes payable	852,687	307,281
Total liabilities	26,708,768	16,708,225
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 issued and outstanding	27,613	27,613
Additional paid-in-capital	10,412,471	11,348,163
Accumulated other comprehensive loss	(1,664,286)	(908,764)
Retained earnings	26,206,232	24,594,878
	34,982,030	35,061,890
Non-controlling interest	—	(168,680)
Total stockholders’ equity	34,982,030	34,893,210
Total liabilities and stockholders’ equity	$ 61,690,798	$ 51,601,435

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation

	Three Months Ended March 31,
	2020	2019
Net Income	$1,611,354	$1,860,003
Interest	30,558	28,706
Taxes	426,379	565,888
Depreciation	270,317	200,818
Amortization	233,896	184,548
EBITDA	$2,572,504	$2,839,963